Exhibit 10.15

CONFIDENTIAL

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 1st day of December, 2016, by and between Envision Healthcare Holdings, Inc., a Delaware corporation with its principal place of business at 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111 (“Envision”), and William A. Sanger (the “Executive”).

WHEREAS, the Executive and Emergency Medical Services Corporation previously entered into that certain Employment Agreement dated as of December 6, 2004, as subsequently amended and modified on June 18, 2007, January 1, 2009, March 12, 2009 and May 25, 2011 (collectively, the “Envision Employment Agreement”); and

WHEREAS, Envision is a party to that certain Agreement and Plan of Merger among Envision, New Amethyst Corp. (the “Company”) and AmSurg Corp., dated as of June 15, 2016 (the “Merger Agreement”), pursuant to which, on the Closing Date (as defined in the Merger Agreement), the Company will, by reason of the merger transactions contemplated therein, become the direct and indirect owner of the businesses previously conducted by Envision and AmSurg Corp.; and

WHEREAS, in connection with Envision’s entry in the Merger Agreement, Envision and the Executive entered into that certain letter agreement, dated as of June 15, 2016 (the “Envision Letter Agreement”) relating to the Executive’s services to be provided to the Company following the Merger 2 Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, and pursuant to the Merger Agreement, Envision (on behalf of the Company) and the Executive hereby agree as follows:

1.	EMPLOYMENT. Effective as of the Merger 2 Effective Time, the Company shall employ the Executive, and the Executive hereby accepts employment with the Company, under the terms and conditions hereinafter set forth. Effective as of the Merger 2 Effective Time, and without further action required by the parties, this Agreement shall be assumed by, and the rights and obligations of Envision shall become rights and obligations of, the Company. Envision shall provide evidence reasonably satisfactory to the Executive of the Company’s assumption of this Agreement prior to, or reasonably promptly following, the Closing Date.

2.	DUTIES.

a.

Executive Chairman Period. The Executive shall be engaged as the Executive Chairman of the Company during the period beginning as of the Merger 2 Effective Time on the Closing Date and ending on the first anniversary of the Closing Date (the “Executive Chairman Period”). During the Executive Chairman Period, the Executive shall be a member of, and in an executive capacity shall report to, the board of directors of the Company (the “Board”) and shall have the duties and authority provided for the role of Executive Chairman in the Company’s Corporate Governance Guidelines.

b.	Following the Executive Chairman Period. For the period beginning on the first date immediately following the Executive Chairman Period and ending on the second anniversary of such date, the Executive shall be engaged as non-executive Chairman of the Company and, in a non-employee capacity, shall have the duties and authority of individuals customarily serving as non-executive chairman of a public company.

In order to give effect to the provisions of this Section 2, during the term of this Agreement, the Company shall cause the Executive to be nominated for election as a member of the Board at each meeting of the Company’s shareholders at which his election is subject to a vote by the Company’s shareholders and shall recommend that the shareholders of the Company vote to elect the Executive as a member of the Board.

3.	TERM. Subject to the provisions of termination as hereinafter provided, the term of the Executive’s employment and services under this Agreement shall commence on the Closing Date and shall terminate on the third anniversary of the Closing Date. The Executive’s services following the third anniversary of the Closing Date, if any, shall be as mutually agreed between the Executive and the Board.

4.	COMPENSATION.

a.	During the Executive Chairman Period:

i.	for all duties rendered by the Executive, the Company shall pay the Executive a base salary at a rate of $1,106,000 per year, payable not less frequently than in equal semi-monthly installments;

ii.	the Executive shall be eligible to receive an annual bonus under the same terms and conditions of the applicable bonus program in which the Company’s other executive officers participate, with a target bonus payment equal to two hundred percent (200%) of the Executive’s annual base salary;

iii.	the Executive shall receive a one-time award of time-vesting equity interests in Company stock with a value equal to $3,000,000, to be granted to the Executive not later than 60 days following the Closing Date, which award shall vest in three equal annual installments beginning on the first anniversary of the Closing Date, becoming fully vested on the third anniversary of the Closing Date;

iv.	the Executive shall be eligible to receive equity incentive awards on the same terms and conditions applicable to the equity incentive awards granted to the Company’s other executive officers;

v.	the Company shall pay the reasonable expenses incurred by the Executive in the performance of his duties under this Agreement (or shall reimburse the Executive on account of such expenses paid directly by the Executive) in accordance with the Company’s policies and procedures. Any such reimbursement of expenses shall be made by the Company promptly upon or as soon as reasonably practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive); provided, however, that upon the Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date (as such term is defined in Section 20) to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). In no event shall any reimbursement be made to the Executive for such expenses after the later of (i) the first anniversary of the date of the Executive’s death or (ii) December 31 of the calendar year following the year of the Executive’s termination of employment with the Company (other than by reason of the Executive’s death); and

vi.	the Company shall (i) provide the Executive with a monthly allowance of $1,200 for expenses incurred by the Executive for the leasing of an automobile, and reimburse the Executive for expenses incurred by the Executive in connection with the related operating and insurance expenses for such automobile, provided that the Executive provides an itemized written account and receipts acceptable to the Company and (ii) make a one-time payment to the Executive in the amount of $420,200.00 in consideration of which the Executive will, as of the date hereof, cease to be entitled to use the Company’s corporate aircraft for personal travel, and the Letter Agreement dated May 25, 2011 between the Executive and CDRT Holding Corporation is hereby modified accordingly.

b.	For the remaining term of this Agreement following the Executive Chairman Period, the Executive’s compensation shall be determined by the Board or the compensation committee thereof in accordance with the New Amethyst director compensation policy in effect at such time, provided that, during the Executive’s period of service as a member of the Board, any unvested equity incentive awards held by the executive and granted to the Executive while an employee (the “Employee Equity Awards”) shall continue to vest according to the terms under which they were granted as if he had remained an employee during such period of Board service.

c.	All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

5.	EXTENT OF SERVICE. During the Executive Chairman Period, the Executive shall devote substantially his entire time, attention and energies to the business of the Company and shall not during the term of this Agreement take an active role in any other business activity without the prior written consent of the Company; but this shall not prevent the Executive from making real estate or other investments of a passive nature or devoting time to charitable and non-profit activities and service as a director on the board(s) of directors of companies (whether public or private) other than the Company, in each case, in accordance with the Company’s Corporate Governance Guidelines and in a manner that does not interfere with the performance of his duties to the Company. Following the Executive Chairman Period, the extent of the Executive’s services to the Company will be subject to the Board’s policies in effect with respect to its non-employee directors generally.

6.	DEATH AND DISABILITY. In the event of the Executive’s death or termination due to permanent disability during the Executive Chairman Period, the one-time equity award described in Section 4(a)(iii) shall become fully and immediately vested, and, in addition, the Company shall provide the Executive with the Accrued Rights (as defined in Section 7(a) below). In the event of such a termination, the Employee Equity Awards shall be treated as provided in the relevant award documentation applicable to such a termination.

7.	TERMINATION FOR CAUSE.

a.	The Company may terminate the Executive’s employment for Cause during the Executive Chairman Period without any further liability hereunder to the Executive, except that the Executive shall be entitled to payment of all accrued but unpaid salary through the date of termination, reimbursement for all incurred but unreimbursed expenses for which the Executive is entitled to reimbursement in accordance with Section 4(a)(v) and Section 4(a)(vi), any bonus to which the Executive is entitled for any completed performance period, and benefits to which the Executive is entitled as of the date of termination of employment under the terms of applicable benefit plans and programs (the “Accrued Rights”). In the event of such a termination, the Employee Equity Awards shall be treated as provided in the relevant award documentation applicable to such a termination.

b.

For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment based upon the following grounds: (i) a felony conviction of the Executive or the failure of the Executive to contest prosecution for a felony, (ii) conviction of a crime involving moral turpitude, or (iii) willful and continued misconduct or gross negligence by the Executive in the performance of his duties after written notice from the Company that reasonably identifies the manner in which the Company believes that he has committed gross negligence or willful misconduct and the failure by the Executive to cure such failure within forty-five (45) days after delivery of such notice. For purposes of this Section 7, “willful” shall be determined by the Board. In making such determination, the Board shall not act unreasonably or arbitrarily and no act or omission by the Executive shall be deemed willful if taken by the Executive in a good faith belief that such act or omission to act was in the best interests of the Company or if done at the express direction of the Board.

c.	Prior to making a determination to terminate the Executive’s employment for Cause, the Executive shall have the opportunity, together with his counsel, to be heard before the Board.

8.	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. The Executive’s employment under this Agreement may be terminated by the Board at any time during the Executive Chairman Period without Cause or by the Executive for Good Reason (as defined in Section 19). In the event the Executive’s employment under this Agreement is terminated during the Executive Chairman Period by the Board without Cause or by the Executive for Good Reason the Executive shall be entitled to the following payments and benefits:

a.	The Accrued Rights;

b.	Any unpaid portion of the annual base salary specified in Section 4(a)(i) to which the Executive would have been entitled had the Executive’s employment continued until the end of the Executive Chairman Period, payable the Executive in equal semi-monthly installments through the end of the Executive Chairman Period;

c.	An annual bonus under the applicable bonus program adopted by the Company with respect to its executive officers for the bonus period in which the termination of employment occurs, based upon the actual performance of the applicable bonus criteria for the year of termination, and prorated for the period of employment during the applicable bonus period (the “Pro Rata Bonus”); and

d.	The one-time award of time-vesting equity interests in Company stock granted to the Executive as specified in
Section 4(a)(iii)) shall become fully and immediately vested. In the event of such a termination, the Employee Equity Awards shall be treated as provided in the relevant award documentation applicable to such a termination.

Receipt by the Executive of the payment and other benefits under this Section 8 shall be subject to the Executive’s execution and delivery, pursuant to the terms of Section 10 below, to the Company of a general release in form and substance reasonably acceptable to the Company and the Executive.

9.	TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON. The Executive may terminate his employment under this Agreement during the Executive Chairman Period at any time other than for Good Reason (as defined in Section 19) upon the provision of sixty (60) days prior written notice to the Company. In the event of such a termination, the Employee Equity Awards shall be treated as provided in the relevant award documentation applicable to such a termination. In such event, the Company shall pay the Executive the Accrued Rights, and the Executive shall not be entitled to any other benefits under this Agreement following the date of termination of this employment with the Company. In the event the Executive gives notice of his intent to terminate his employment other than for Good Reason, the Company may elect to waive the period of notice or any portion thereof and accept the Executive’s resignation prior to the end of the notice period.

10.	COORDINATION WITH RELEASE. Notwithstanding any provision herein to the contrary, the provisions of this Section 10 shall apply to the payment of benefits under Section 8(b) (the “Severance Payments”). The Severance Payments shall be made only if the Executive shall have executed, on or prior to the Release Expiration Date (as defined below), a general release in form and substance reasonably acceptable to the Company and the Executive (the “Release”) and any waiting periods contained in the Release shall have expired. In any instance where the execution of a Release is required, the Company shall deliver the Release to the Executive within eight (8) days following the date of the Executive’s Separation from Service. If the Executive fails to execute and deliver the Release on or prior to the Release Expiration Date or timely revokes the Executive’s acceptance of the Release thereafter, the Executive shall not be entitled to any Severance Payments. The Severance Payments shall be made immediately upon the expiration of any waiting periods contained in the Release, or if no waiting periods are applicable, within two (2) business days following the Executive’s execution and delivery of the Release to the Company; provided, however, notwithstanding anything herein to the contrary, in any case where the date the Separation from Service and the Release Expiration Date fall in two separate taxable years, any Severance Payments that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes of this Section 10, the “Release Expiration Date” shall mean the later of (i) the date of the Executive’s Separation from Service, and (ii) the date that is twenty-one (21) days following the date on which the Company timely delivers a Release to the Executive for the Executive’s execution, or in the event that the Executive’s Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

11.	RESTRICTIVE COVENANTS.

a.	Confidential Information. The Executive agrees not to disclose, either during the time he is employed by the Company or following the termination of his employment at the Company, any confidential information concerning the Company, including, but not limited to, customer lists, business plans, contract terms, financial costs, sales data, or business opportunities whether for existing, new or developing businesses.

b.

Non-Competition. The Executive agrees that at all times (i) during his employment pursuant to this Agreement, (ii) for twenty-four (24) months following termination of the Executive Chairman Period (x) by the Company without Cause, (y) by the Executive for Good Reason or (z) upon expiration of the Executive Chairman Period on the first anniversary of the Closing Date, and (iii) at the Board’s sole election, for twenty-four (24) months following the Executive’s termination of his employment during the Executive Chairman Period without Good Reason (but, in the case of clause (iii), only if the Board elects to provide the Executive with a severance payment equal to at least two times the annual base salary specified in Section 4(a)(i), payable in equal monthly installments over a period of twenty-four (24) months following the date of termination), the Executive will not compete, solicit or accept business with respect to products competitive with those of the Company from any of the Company’s customers, wherever situated, and he shall not either individually or in partnership, or jointly in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder, or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit his name to be used by any business that competes with the then-existing business of the Company, provided that the Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of the Company, provided that the Executive shall not directly or indirectly own more than five percent (5%) of the issued share capital of the public company, or participate in its management or operation, or in any advisory capacity within the time limits set out herein. For purposes of this Section 11(b), the business of the Company shall mean (a) the ambulatory surgery business; (b) any business the products, services, or activities of which include the provision of medical services, including without limitation, the provision of anesthesia services, pain management services, emergency medicine services, gynecological and obstetrical services, primary medical care services, neonatology services, pediatric services, perinatology services, radiology services, medical transportation services and post-acute care medical services; (c) any business the products, services, or activities of which include the provision of administrative services for medical services, including without limitation, quality assurance services, utilization management services, billing services, recruitment services, medical management information services and physician practice management services and (d) any other line of business in which the Company is engaged on the date of termination of Executive’s employment with the Company (provided that the Company shall not be deemed to be engaged in a line of business if the Company provides the goods or services that constitute such line of business solely to business units, segments or subsidiaries of the Company or facilities owned or operated by the Company).

c.	Non-Solicitation. The Executive further agrees that, during the period during which the restriction of competition set forth in clause (b) is applicable, he will not solicit for hire or rehire, or take away, or cause to be hired, or taken away, employee(s) of the Company.

d.	Enforcement. The Executive and the Company acknowledge and agree that any of the covenants contained in this Section 11 may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude Company from other remedies which may be available to it.

e.	Termination. Notwithstanding any provision to the contrary otherwise contained in this Agreement, the agreements and covenants contained in this Section 11 shall not terminate upon the Executive’s termination of his employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

12.	BENEFITS. During the Executive Chairman Period, in addition to the benefits specifically provided for herein, the Executive shall be entitled to participate in all retirement and welfare benefit plans offered to the Company’s executive officers.

13.	NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence in the case of the Executive, or to its principal office in the case of Envision or the Company, as applicable.

14.	WAIVER OF BREACH. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

15.	ATTORNEYS’ FEES. In the event that either party initiates legal proceedings to enforce any provision of this Agreement or resolve any dispute hereunder, and the Executive is the prevailing party, then the Company shall be responsible for payment of the Executive’s reasonable attorneys’ fees incurred in connection therewith.

16.	ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the

Company. The Executive acknowledges that the services to be rendered by him are unique and personal, and the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

17.	ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with respect to the matters addressed herein. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement shall be governed by the laws of the State of Delaware. Without limiting the generality of the foregoing, effective as of the Merger 2 Effective Time, this Agreement shall supersede and replace the Employment Agreement.

18.	HEADINGS. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

19.	DEFINITIONS. For purposes of this Agreement the following definitions shall apply:

a.	“Good Reason” shall exist if;

i.	there is a material diminution in the nature or the scope of the Executive’s authority and responsibilities as Executive Chairman, during the Executive Chairman Period;

ii.	there is a material diminution in the Executive’s rate of base salary or overall compensation (for reasons other than Company performance or stock price) during the Executive Chairman Period;

iii.	during the Executive Chairman Period, the Company, without the Executive’s consent, changes the principal location in which the Executive is required to perform services to a location outside a fifty (50) mile radius of the Company’s principal offices in Greenwood Village, Colorado; or

iv.	during the Executive Chairman Period, the Company engages in any other action or inaction that constitutes a material breach of this Agreement by the Company.

A termination under the circumstances listed above shall be for “Good Reason” only if (A) the Executive notifies the Company of the existence of the condition that otherwise constitutes Good Reason within ninety (90) days of the initial existence of the condition, (B) the Company fails to remedy the condition within forty-five (45) days following its receipt of the Executive’s notice of Good Reason and (C) the Executive Separates from Service from the Company due to the condition within twelve (12) months of the initial existence of such condition.

b.	“Separation From Service” shall mean the date on which the Company and the Executive reasonably anticipate that no further services will be performed after such date, or that the level of bona fide services the Executive will perform after such date will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period. Whether a Separation from Service occurs shall be interpreted consistent with Section 1.409A-1(h) of the U.S. Treasury Regulations.

20.	DELAY OF PAYMENTS. It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code; and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1,409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Executive’s Separation from Service with the Company, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section 20 shall be made in a lump sum on the first day of the seventh month following the Executive’s Separation from Service, or, if earlier, the date of the Executive’s death (the “Section 409A Payment Date”). In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) such right to reimbursement or payment shall not be subject to liquidation or exchange for another benefit.

21.	HEALTH BENEFITS. The costs of the Company’s portion of any post termination health or life insurance premiums due under this Agreement shall be included in the Executive’s gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Code.

22.	DEEMED RESIGNATION. In the event the Executive’s employment under this Agreement is terminated for any reason, unless otherwise determined by the Board, the Executive shall be deemed, without any further action on the part of the Executive, to have automatically resigned as a director of the Company and as an officer and director, if applicable, of all subsidiaries of the Company.

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IN WITNESS WHEREOF, Envision and the Executive have duly executed this Amendment as of the date first above written.

ENVISION HEALTHCARE HOLDINGS, INC.

By:	/s/ Craig A. Wilson
	Name:	Craig A Wilson
	Title:	Senior Vice President, General Counsel and Secretary

EXECUTIVE

/s/ William A. Sanger
William A. Sanger

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